Exhibit 99.1
For Immediate Release
April 16, 2007
For more information:
Rex S. Schuette
Chief Financial Officer
706-781-2266
rex_schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. NAMES
DAVID SHEARROW AS EVP OF RISK MANAGEMENT
Blairsville, GA, April 16, 2007 — United Community Banks, Inc. (Nasdaq: UCBI) has named David P. Shearrow as Executive Vice President of Risk Management. Shearrow will direct corporate-wide Risk Management and Credit Risk Management, including administration, underwriting, review, policies and special assets.
Shearrow joins United Community Banks after serving as Executive Vice President and Group Senior Credit Officer at SunTrust Banks. In that capacity he was responsible for credit approval and portfolio quality in commercial banking, real estate finance, wealth and investment management and business banking in Georgia and Tennessee. His career at SunTrust spanned 18 years and included several credit administration and corporate banking roles. Prior to SunTrust, he spent ten years in various corporate banking and credit roles with two regional banks.
At United Community Banks Shearrow succeeds Ray Williams, who is retiring after serving as Executive Vice President of Risk Management since 2002.
“David has an outstanding reputation and experience and we are delighted to welcome him to our management team,” said Jimmy Tallent, president and chief executive officer of United Community Banks. “An individual of Ray Williams’ credentials and character is extremely hard to replace. With David stepping in, we will have another strong executive in this key position as United continues to grow with an unyielding commitment to credit quality.”
“United Community Banks is an outstanding organization known for its strong credit quality and its decentralized operating model, which allows them to operate as a local community bank while having the resources of a larger company,” said Shearrow. “This model also allows them to focus on customer service and their people. I am very grateful for my years at SunTrust and proud and excited to be joining this excellent team.”
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest holding company in Georgia. United Community Banks has assets of $7.1 billion and operates 26 community banks with 103 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectation and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section titled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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